Exhibit 99.1

News Release

For Immediate Release

Jackson Hewitt Reports

Fiscal 2009 Third Quarter Results

Announces Selection as Exclusive Tax Preparation Provider in Walmart Stores

PARSIPPANY, NJ – March 4, 2009 – Jackson Hewitt Tax Service Inc. (“Jackson Hewitt”) (NYSE: JTX) today reported financial results for the third quarter of fiscal 2009. Jackson Hewitt reported net income of $20.9 million, or $0.73 per diluted share, versus net income of $18.2 million in the third quarter of fiscal 2008, or $0.61 per diluted share. On an adjusted basis, Jackson Hewitt’s net income in the 2009 third quarter was $21.0 million, or $0.74 per diluted share, versus adjusted net income of $18.4 million, or $0.61 per diluted share, in the year ago quarter. A schedule entitled Condensed Adjusted Results of Operations, which reconciles the reported and adjusted results, accompanies this earnings release.

Although the 2009 third quarter compares favorably to last year’s third quarter as reported, based on operational results through February, Jackson Hewitt is projecting declines in tax returns prepared, revenues, and earnings per share for the fiscal 2009 full year.

“I am reporting disappointing news to you today regarding our 2009 Tax Season to date and our expected fiscal 2009 full year results,” stated Michael C. Yerington, Jackson Hewitt’s president and chief executive officer. “I am also reporting significant positive news involving our selection today by Walmart to be the exclusive provider of tax preparation services in Walmart stores beginning in the 2010 Tax Season.”

“For the full 2009 Tax Season, following a slower than anticipated start, we believe our results will fall short of the expectations we had coming into the season, with total tax returns prepared year-over-year down in the range of 12% to 13%, and revenues down in the range of 8% to 10% compared to last year,” said Yerington. “ We have implemented select marketing, promotion and incentive actions, as well as taken certain cost control measures, to maximize our operating and financial performance over the remainder of the tax season. We are committed to taking all necessary actions to return Jackson Hewitt to revenue, earnings and market share growth.”

“Walmart’s selection of Jackson Hewitt to be the exclusive provider of tax preparation services in its stores is very positive news for our future, substantially enhancing our overall distribution footprint as soon as next year,” continued Yerington. “To give you some perspective on how meaningful this announcement is to Jackson Hewitt, consider that Walmart is providing tax preparation services through its vendor relationships this tax season in about 2,250 store locations, of which Jackson Hewitt is currently operating in roughly 1,200 stores. As you can see, this is a very significant opportunity for us.”

Jackson Hewitt’s reported consolidated total revenues in the 2009 third quarter were $97.8 million, versus $97.6 million in the same period last year. The slight increase in revenues versus last year’s third quarter resulted from higher average revenues per return, offset by a lower number of tax returns prepared and reduced financial product fees.

3 Sylvan Way, Parsippany, New Jersey 07054 Phone: 973.630.0821 Fax: 973.630.0812

www.jacksonhewitt.com

Jackson Hewitt and its franchisees are operating 6,599 offices, a decrease of 3% versus the prior tax season. During the first nine months of the 2009 fiscal year, Jackson Hewitt and its franchisees prepared 1.164 million tax returns, a decline of 3%, versus the 1.206 million tax returns prepared during the same period a year ago. On a comparable day-over-day basis (e.g., Friday versus Friday during the same week the year before), tax returns were running nearly 20% behind the same period a year ago at the end of the third quarter. Under this basis, due to the manner in which the calendar days fell at month end, two filing days that were reflected in the 3Q09 tax return results were reflected in the fourth quarter a year ago.

Update Through February 28, 2009

Subsequent to the end of the 2009 third quarter, year-to-date through the end of February, Jackson Hewitt and its franchisee’s had prepared 2.215 million tax returns, reflecting a decrease of 12%, versus the 2.503 million tax returns prepared through the same period last year, excluding the Economic Stimulus Program tax returns.

“We approached the 2009 Tax Season as the first step in returning Jackson Hewitt to long-term profitable growth,” continued Yerington. “We entered the season confident that our off-season preparations had positioned us for improved performance versus last year’s results. However, year-to-date through the end of February, both our return count and our revenues are tracking significantly below the comparable period last year.”

“We are assessing the aspects of our plans that did not produce our desired results,” said Yerington. “A variety of factors contributed to our challenging early tax season, including the trade-off of pricing and demand in an increasingly competitive market place, certain execution issues involving our expanded debit card platform, and local, street level marketing and promotion activities that were not as effective as we envisioned. We are moving forward with an absolute sense of urgency to make the further changes in our business required to put us back on track.”

Franchise Operations

Reported total revenues in the 2009 third quarter were $65.9 million, versus $66.9 million in the 2008 third quarter. Royalty and marketing and advertising revenues were $42.7 million in the 2009 third quarter, versus $39.3 million in last year’s third quarter, reflecting an increase of 9%. This increase was due to higher average revenues per return, partially offset by slightly lower franchisee tax return volume in the quarter versus last year. Financial product fees were $21.2 million in the third quarter, reflecting a decline of 13% versus the $24.5 million of financial product fees in the 2008 third quarter. This decline primarily reflects lower overall product counts and a timing change related to the recognition of certain financial product revenues versus last year’s third quarter. The fixed fee component of the financial product agreements are accounted for on a percentage of completion method over the tax season.

In the 2009 third quarter, Jackson Hewitt recorded sales of 5 new territories, versus 30 new territory sales in same period a year ago. Year-to-date, 70 new territories have been sold, versus 123 in the comparable period last year. The decline in territory sales year-to-date continues to be due in part to the ongoing difficult economic environment. Territory sales are reported in the “Other” revenue line item.

Reported total expenses in the franchise segment were $29.7 million in the 2009 third quarter, versus $31.9 million in the 2008 third quarter. Income before income taxes was $36.6 million for 2009 third quarter, versus $35.4 million in the prior year quarter.

Company-Owned Offices Operations

In the 2009 third quarter, service revenues from company-owned offices operations increased 4% to $31.9 million, versus $30.6 million in the year ago quarter. Total expenses in the company-owned offices operations were $24.5 million in the 2009 third quarter, reflecting a decrease of $0.4 million versus the year ago quarter. Income before income taxes was $7.4 million, versus $5.7 million in the prior year period.

Corporate and Other

Loss before income taxes in the 2009 third quarter was $9.3 million, versus a loss before income taxes of $11.1 million in the 2008 third quarter.

Fiscal 2009 Full Year Guidance

For the 2009 fiscal year, Jackson Hewitt projects that total system tax returns prepared will decline by 12% to 13% versus the prior fiscal year, excluding the benefit of incremental, but lower priced Economic Stimulus Program tax returns for those otherwise not required to file a tax return during the 2008 fiscal year. Average revenues per tax return is estimated to increase by 7% to 9% for the full year versus the 2008 fiscal year, also excluding the impact of the Economic Stimulus Program tax returns in the prior year. Based on these assumptions, Jackson Hewitt projects that total revenues for the current fiscal year will be $250 million to $255 million, and adjusted diluted earnings per share will be in the range of $1.00 to $1.10. This adjusted diluted earnings per share range excludes various non-operating items as outlined in the schedule entitled Condensed Adjusted Results of Operations, which reconciles the reported and adjusted results and accompanies this earnings release.

Jackson Hewitt Selected Exclusive Tax Preparation Provider in Walmart Stores

Jackson Hewitt is also announcing today that it has been named the exclusive tax preparation provider in Walmart stores beginning with the 2010 Tax Season. During the 2009 Tax Season, Jackson Hewitt is operating in roughly 1,200 of the approximately 2,250 Walmart locations nationwide that offered tax preparation services.

“We are extremely pleased that Walmart has chosen Jackson Hewitt to be the exclusive provider of tax preparation services in its stores,” said Yerington. “We have had a relationship with Walmart since 1995, and look forward to our expansion going forward. Our increased presence in Walmart stores gives us the ability to provide our shared commitment to quality and service to an even greater number of Walmart customers and employees.”

Analyst Conference Call

Michael Yerington, president and chief executive officer, and Dan O’Brien, executive vice president, chief financial officer and treasurer, will host an analyst conference call today, Wednesday, March 4, 2009, at 4:45 p.m. (EST), to discuss the fiscal 2009 third quarter results and fiscal 2009 full year guidance. Please visit the investor relations tab of Jackson Hewitt’s website, www.jacksonhewitt.com, at least 10 minutes prior to the beginning of the call in order to access the webcast. If you are unable to listen to the live webcast, a replay will be available on this website.

About Jackson Hewitt Tax Service Inc.

Jackson Hewitt Tax Service Inc. (NYSE: JTX), with approximately 6,600 franchised and company-owned offices throughout the United States during the 2009 Tax Season, is an industry leader providing full service individual federal and state income tax return preparation. Most offices are independently owned and operated. Jackson Hewitt is based in Parsippany, New Jersey. More information may be obtained at www.jacksonhewitt.com. To locate the Jackson Hewitt Tax Service® office nearest to you, call 1-800-234-1040.

Forward-Looking Statements

This press release contains statements, including, without limitation, those statements related to the full year projections for the total system tax returns prepared, average revenues per return, total revenues, adjusted diluted earnings per share and expanded distribution, that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Because these forward looking statements involve risks and uncertainties, actual results may differ materially from those expressed or implied in the forward-looking statements due to a number of factors, including but not limited to: Jackson Hewitt’s ability to timely or effectively respond to customer trends and attract new customers, develop and make new products available through Jackson Hewitt’s offices, improve Jackson Hewitt’s distribution system or reduce Jackson Hewitt’s cost structure; Jackson Hewitt’s ability to successfully attract and retain key personnel; government initiatives that simplify tax return preparation or reduce the need for a third party tax return preparer, improve the timing and efficiency of processing tax returns or decrease the number of tax returns filed; delays in the passage of tax laws and their implementation; the trend of tax payers filing their tax returns later in the tax season; the success of Jackson Hewitt’s franchised offices; Jackson Hewitt’s responsibility to third parties, regulators or courts for the acts of, or failures to act by, Jackson Hewitt’s franchisees or their employees; government legislation and regulation of the tax return preparation industry and related financial products, including refund anticipation loans, and the failure by Jackson Hewitt, or the financial institutions which provide financial products to Jackson Hewitt’s customers, to comply with such legal and regulatory requirements; the effectiveness of Jackson Hewitt’s tax return preparation compliance program; increased regulation of tax return preparers; Jackson Hewitt’s exposure to litigation; the failure of Jackson Hewitt’s insurance to cover all the risks associated with Jackson Hewitt’s business; Jackson Hewitt’s ability to protect Jackson Hewitt’s customers’ personal and financial information; the effectiveness of Jackson Hewitt’s marketing and advertising programs and franchisee support of these programs; disruptions in Jackson Hewitt’s relationships with Jackson Hewitt’s franchisees; changes in Jackson Hewitt’s relationships with financial product providers that could reduce the revenues Jackson Hewitt derives from Jackson Hewitt’s agreements with these financial institutions as well as affect Jackson Hewitt’s customers’ ability to obtain financial products through Jackson Hewitt’s tax return preparation offices; changes in Jackson Hewitt’s relationships with retailers and shopping malls that could affect Jackson Hewitt’s growth and profitability; the seasonality of Jackson Hewitt’s business and its effect on Jackson Hewitt’s stock price; competition from tax return preparation service providers, volunteer organizations and the government; Jackson Hewitt’s reliance on technology systems and electronic communications to perform the core functions of Jackson Hewitt’s business; Jackson Hewitt’s ability to protect Jackson Hewitt’s intellectual property rights or defend against any third party allegations of infringement by Jackson Hewitt; Jackson Hewitt’s reliance on cash flow from subsidiaries; Jackson Hewitt’s compliance with credit facility covenants; Jackson Hewitt’s exposure to increases in prevailing market interest rates; Jackson Hewitt’s quarterly results not being indicative of Jackson Hewitt’s performance as a result of tax season being relatively short and straddling two quarters; Jackson Hewitt’s ability to pay dividends in the future; certain provisions that may hinder, delay or prevent third party takeovers; changes in accounting policies or practices and Jackson Hewitt’s ability to maintain an effective system of internal controls; impairment charges related to goodwill; and the effect of market conditions, general conditions in the tax return preparation industry or general economic conditions.

Additional information concerning these and other risks that could impact Jackson Hewitt’s business can be found in Jackson Hewitt’s Annual Report on Form 10- K for the fiscal year ended April 30, 2008, and other public filings with the Securities and Exchange Commission (“SEC”). Copies are available from the SEC or Jackson Hewitt’s website. Jackson Hewitt assumes no obligation, and Jackson Hewitt expressly disclaims any obligation, to update or alter any forward-looking statements.

Contacts:

Investor Relations:	Media Relations:
David G. Weselcouch	Sheila Cort
Vice President,	Vice President,
Treasury and Investor Relations	Corporate Communications
973-630-0821	973-630-0680

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JACKSON HEWITT TAX SERVICE INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2009	2008	2009	2008
Revenues
Franchise operations revenues:
Royalty	$29,620	$27,132	$30,893	$28,464
Marketing and advertising	13,089	12,161	13,653	12,736
Financial product fees	21,182	24,451	26,256	29,777
Other	2,027	3,170	3,624	6,554
Service revenues from company-owned office operations	31,872	30,641	32,720	31,545

Total revenues	97,790	97,555	107,146	109,076

Expenses
Cost of franchise operations	8,980	8,135	24,933	26,197
Marketing and advertising	20,530	22,620	30,139	31,330
Cost of company-owned office operations	19,887	20,727	37,827	33,242
Selling, general and administrative	6,680	8,509	30,580	39,789
Depreciation and amortization	3,296	3,352	9,689	9,946

Total expenses	59,373	63,343	133,168	140,504

Income (loss) from operations	38,417	34,212	(26,022)	(31,428)
Other income/(expense):
Interest and other income	454	421	1,234	1,369
Interest expense	(4,197)	(4,621)	(11,422)	(11,112)

Income (loss) before income taxes	34,674	30,012	(36,210)	(41,171)
Provision for (benefit from) income taxes	13,763	11,765	(14,371)	(16,139)

Net income (loss)	$20,911	$18,247	$(21,839)	$(25,032)

Earnings (loss) per share:
Basic	$0.73	$0.61	$(0.77)	$(0.83)

Diluted	$0.73	$0.61	$(0.77)	$(0.83)

Weighted average shares outstanding:
Basic	28,489	29,690	28,478	30,041

Diluted	28,545	30,061	28,478	30,041

JACKSON HEWITT TAX SERVICE INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except per share amounts)

	As of January 31, 2009	As of April 30, 2008
Assets
Current assets:
Cash and cash equivalents	$1,031	$4,594
Restricted cash	2,750	—
Accounts receivable, net of allowance for doubtful accounts of $2,385 and $694, respectively	69,211	17,850
Notes receivable, net	8,247	6,033
Prepaid expenses and other	14,753	13,241
Deferred income taxes	3,544	200

Total current assets	99,536	41,918

Property and equipment, net	29,223	32,099
Goodwill	418,134	414,887
Other intangible assets, net	87,367	86,458
Notes receivable, net	6,736	6,035
Other non-current assets, net	17,584	18,668

Total assets	$658,580	$600,065

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$37,311	$34,851
Income taxes payable	17,394	48,531
Deferred revenues	7,366	8,264

Total current liabilities	62,071	91,646

Long-term debt	356,000	231,000
Deferred income taxes	25,556	27,298
Other non-current liabilities	13,547	13,604

Total liabilities	457,174	363,548

Stockholders’ equity:
Common stock, par value $0.01; Authorized: 200,000,000 shares; Issued: 39,290,418 and 38,867,231 shares, respectively	393	389
Additional paid-in capital	387,360	383,084
Retained earnings	120,678	158,011
Accumulated other comprehensive loss	(4,350)	(2,306)
Less: Treasury stock, at cost: 10,498,460 and 10,440,491 shares, respectively	(302,675)	(302,661)

Total stockholders’ equity	201,406	236,517

Total liabilities and stockholders’ equity	$658,580	$600,065

JACKSON HEWITT TAX SERVICE INC.

CONDENSED FRANCHISE RESULTS OF OPERATIONS

(Unaudited)

(In thousands)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2009	2008	2009	2008
Revenues
Royalty	$29,620	$27,132	$30,893	$28,464
Marketing and advertising	13,089	12,161	13,653	12,736
Financial product fees	21,182	24,451	26,256	29,777
Other	2,027	3,170	3,624	6,554

Total revenues	65,918	66,914	74,426	77,531

Expenses
Cost of operations	8,980	8,135	24,933	26,197
Marketing and advertising	17,581	20,260	26,904	28,461
Selling, general and administrative	915	1,057	2,991	3,080
Depreciation and amortization	2,249	2,411	6,607	7,587

Total expenses	29,725	31,863	61,435	65,325

Income from operations	36,193	35,051	12,991	12,206
Other income/(expense):
Interest and other income	391	354	1,130	1,094

Income before income taxes	$36,584	$35,405	$14,121	$13,300

JACKSON HEWITT TAX SERVICE INC.

CONDENSED COMPANY-OWNED OFFICE RESULTS OF OPERATIONS

(Unaudited)

(In thousands)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2009	2008	2009	2008
Revenues
Service revenues from operations	$31,872	$30,641	$32,720	$31,545

Expenses
Cost of operations	19,887	20,727	37,827	33,242
Marketing and advertising	2,949	2,360	3,235	2,869
Selling, general and administrative	630	897	3,293	2,836
Depreciation and amortization	1,047	941	3,082	2,359

Total expenses	24,513	24,925	47,437	41,306

Income (loss) from operations	7,359	5,716	(14,717)	(9,761)

Income (loss) before income taxes	$7,359	$5,716	$(14,717)	$(9,761)

JACKSON HEWITT TAX SERVICE INC.

CONDENSED CORPORATE AND OTHER

(Unaudited)

(In thousands)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2009	2008	2009	2008
Expenses (a)
General and administrative	$4,332	$5,205	$19,477	$18,361
Insurance settlement	—	—	(1,500)	—
Internal review	—	257	—	5,845
Litigation matter	—	—	2,833	—
Employee terminations and related expenses	226		823	6,108
Share-based compensation	577	1,093	2,663	3,559

Total expenses	5,135	6,555	24,296	33,873

Loss from operations	(5,135)	(6,555)	(24,296)	(33,873)
Other income/(expense):
Interest and other income	63	67	104	275
Interest expense	(4,197)	(4,621)	(11,422)	(11,112)

Loss before income taxes	$(9,269)	$(11,109)	$(35,614)	$(44,710)

(a)	Included in selling, general and administrative in the Condensed Consolidated Statements of Operations.

JACKSON HEWITT TAX SERVICE INC.

SELECTED KEY OPERATING STATISTICS

(Unaudited)

Operating Statistics:

	Three Months Ended January 31,		Nine Months Ended January 31,
	2009	2008	2009	2008
Offices:
Franchise operations	5,637	5,786	5,637	5,786
Company-owned office operations	962	1,002	962	1,002

Total offices - system	6,599	6,788	6,599	6,788

Tax returns prepared (in thousands):
Franchise operations	962	996	1,017	1,051
Company-owned office operations	142	151	147	155

Total tax returns prepared - system	1,104	1,147	1,164	1,206

Average revenues per tax return prepared:
Franchise operations (1)	$226.73	$203.48	$223.71	$202.02

Company-owned office operations (2)	$224.74	$203.51	$223.01	$203.78

Average revenues per tax return prepared - system	$226.47	$203.49	$223.63	$202.24

Financial products (in thousands) (3)	1,003	1,157	1,028	1,181

Average financial product fees per financial product (4)	$21.12	$21.13	$25.54	$25.22

Notes:

(1)	Calculated as total revenues earned by the Company’s franchisees, which does not represent revenues earned by the Company, divided by the number of tax returns prepared by the Company’s franchisees (see calculation below). The Company earns royalty and marketing and advertising revenues, which represent a percentage of the revenues received by the Company’s franchisees.
(2)	Calculated as tax preparation revenues and related fees earned by company-owned offices (as reflected in the Consolidated Statements of Operations) divided by the number of tax returns prepared by company-owned offices.
(3)	Consists of refund anticipation loans, assisted refunds and Gold Guarantee® products.
(4)	Calculated as revenues earned from financial product fees (as reflected in the Consolidated Statements of Operations) divided by number of financial products.

Calculation of average revenues per tax return prepared in Franchise Operations:

	Three Months Ended January 31,		Nine Months Ended January 31,
(dollars in thousands, except per tax return prepared data)	2009	2008	2009	2008
Total revenues earned by the Company’s franchisees (A)	$218,150	$202,672	$227,555	$212,261

Average royalty rate (B)	13.58%	13.39%	13.58%	13.41%
Marketing and advertising rate (C)	6.00%	6.00%	6.00%	6.00%

Combined royalty and marketing and advertising rate (B plus C)	19.58%	19.39%	19.58%	19.41%

Royalty revenues (A times B)	$29,620	$27,132	$30,893	$28,464
Marketing and advertising revenues (A times C)	13,089	12,160	13,653	12,736

Total royalty and marketing and advertising revenues	$42,709	$39,292	$44,546	$41,200

Number of tax returns prepared by the Company’s franchisees (D)	962	996	1,017	1,051

Average revenues per tax return prepared by the Company’s franchisees (A divided by D)	$226.73	$203.48	$223.71	$202.02

Amounts may not recalculate precisely due to rounding differences.

JACKSON HEWITT TAX SERVICE INC.

CONDENSED ADJUSTED RESULTS OF OPERATIONS

(unaudited)

(dollars in thousands, except per share amounts)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2009	2008	2009	2008
Net income (loss), as reported	$20,911	$18,247	$(21,839)	$(25,032)
Insurance settlement	—	—	(1,500)	—
Internal review	—	257	—	5,845
Lease termination and related expenses	140	—	1,675	—
Litigation related matter	—	—	2,833	—
Employee terminations and related expenses	57	—	1,608	6,395
Termination of franchise agreements	—	—	—	433
Adjustment to income taxes	(78)	(101)	(1,832)	(4,380)

Net income (loss), as adjusted	$21,030	$18,403	$(19,055)	$(16,739)

Earnings (loss) per share, as reported
Basic	$0.73	$0.61	$(0.77)	$(0.83)

Diluted	$0.73	$0.61	$(0.77)	$(0.83)

Earnings (loss) per share, as adjusted
Basic	$0.74	$0.62	$(0.67)	$(0.56)

Diluted	$0.74	$0.61	$(0.67)	$(0.56)

A “non-GAAP financial measure” is defined as a numerical measure of a company’s performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”) in the United States of America. In the schedule presented above, the Company has included a comparison of such non-GAAP financial measures to the most directly comparable GAAP financial measures. Management believes the above presentation of net income (loss) and earnings (loss) per share on an “as adjusted” basis, which are non-GAAP financial measures, is necessary to reflect the impact of expenses incurred in connection with the transactions noted above in order to help investors compare, on an equivalent basis, the Company’s financial results for the current periods presented to its financial results for the same periods presented last year.

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